Exhibit 77I

Terms of new or amended securities

Great-West Funds, Inc. (the “Registrant”) began offering Institutional Class shares on May 1, 2015. Post–Effective Amendment No. 136 (4/30/15) to the Registrant’s Registration Statement, Accession Number 0000356476-15-000067, which includes the terms of Institutional Class shares, is hereby incorporated by reference in response to Sub-Item 77I of the Registrant’s Form N–SAR.